EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE	Diana Phillips
Lauren Gioia
(212) 606-7176

JOHN M. ANGELO AND DIANA L. TAYLOR ELECTED TO SOTHEBY’S BOARD

April 4, 2007 – Michael Sovern, Chairman of Sotheby’s, the parent company of Sotheby’s worldwide auction businesses, private sales and art-related financing activities, today announced the election of John M. Angelo and Diana L. Taylor to Sotheby’s Board of Directors.

“John and Diana have outstanding financial backgrounds and will bring a wealth of experience and sophistication to our Board” said Mr. Sovern. “Under Bill Ruprecht’s leadership, Sotheby’s today is a strong and profitable global organization with one of the great brand names in the world. We look forward to the benefit of John’s and Diana’s expertise and participation at this exciting time for our Company.”

Mr. Angelo is co-founder and CEO of Angelo, Gordon & Co., a privately-held registered investment advisor, where he oversees all fund management. Angelo, Gordon currently manages approximately $12 billion in assets. Prior to forming Angelo, Gordon in 1988, Mr. Angelo was associated with L.F. Rothschild & Co., Inc. for 18 years, rising to Senior Managing Director and member of the Board of Directors.

Ms. Taylor recently joined Wolfensohn & Company, L.L.C., a private investment firm and an advisor to corporations and governments, as a Managing Director. She formerly held the position of Superintendent of Banks of the State of New York, to which she was appointed by Governor Pataki in 2003. In that position, she was the regulator for over 3,500 financial institutions, including domestic banks, foreign agencies, branches and representative offices, savings institutions and trust companies. Prior to that appointment she was the Governor’s Deputy Secretary for Finance and Housing. Ms. Taylor started her career as an investment banker and then worked for several years in the energy business, first as Vice President of KeySpan Energy and then as Chief Financial Officer of the Long Island Power Authority.

Directors on the Board are Michael Sovern, Chairman, the Duke of Devonshire, Deputy Chairman, William Ruprecht, President and Chief Executive Officer, Robin Woodhead, Chief Executive, Sotheby’s International, Michael Blakenham, Steven Dodge, Allen Questrom, Donald Stewart, Robert Taubman and Dennis Weibling.

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Biographies available upon request.